                                                                  EXHIBIT 99.2

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS


GENERAL
     The Company provides flexible procurement solutions for manufacturers and other users of industrial maintenance, repair, operating, and production ("MROP") products, distributing a full line of such products and providing specialized services to a diverse group of more than 20,000 customers. The Company sells MROP supplies directly from stock using catalogs or similar methods (stock sales); such sales, on a combined basis, were $225.1 million and $196.7 million in 1997 and 1996, respectively. The Company also sells products and services pursuant to supply contracts (normally for a duration of at least one year) for fixed prices or fixed margins on certain products or product lines; such supply contracts generated sales, on a combined basis, of $80.8 million and $81.5 million in 1997 and 1996, respectively. Pursuant to integrated supply contracts, the Company manages tool cribs and provides a level of enhanced service to certain customers, often with a guaranteed minimum reduction in the customer's total MROP costs. The Company began offering integrated supply contracts in 1995, and revenues from such contracts, on a combined basis, have grown to $26.3 million in 1997 and $12.1 in 1996 from $6.3 million in 1995. Total sales for 1997 and 1996 were $332.2 million and $290.5 million, respectively.

     Management expects the upward trend in its integrated supply business and its specialized services supply business to continue for the foreseeable future, driven by increasing demand from customers to outsource their MROP procurement and management functions and for customized MROP procurement solutions. Integrated supply arrangements are still in the early stages of development, but management believes such arrangements are becoming increasingly attractive to customers. IDG has selected integrated supply as a major focus of its operating strategy. Because start-up costs necessary to design and implement an integrated supply arrangement are currently expensed as incurred, such contracts typically have a lower operating margin, in their implementation phase, than the Company's other principal categories of revenue. Management believes, however, that margins on these arrangements generally increase over the term of a contract (as the Company's costs are reduced and savings to the customer increase), and that integrated supply contracts will become a significant component of the Company's operating results.

     Management believes that the success of the Company's integrated supply and other specialized services supply contract business will depend in major part on the Company's utilization of technology to design and implement the MROP procurement solutions that customers desire. The Company, on a combined basis, invested over $800,000 in 1996 and $842,000 in 1997 to develop and upgrade its information systems, including its proprietary Supply Management System and its internal management information systems in order to expand its capabilities to successfully and profitably deliver such specialized services to customers. The Company will continue to commit resources to its technological capabilities in order to provide superior customer service and achieve internal operating efficiencies.
     Since B&J Industrial Supply Company ("B&J") is deemed to be the acquiring company under provisions of Securities and Exchange Commission Staff Accounting Bulletin No. 97, the Company's historical financial information prior to September 24, 1997 reflects only the operations of B&J, together with the operations of the companies acquired since December 31, 1997 that were accounted for under the pooling-of-interests accounting method (the "Pooled Companies). Management's analysis of such information alone would not convey important information about the Company on a combined basis, or about the historical results of operations achieved by the other eight Companies whose businesses were also acquired by the Company as of September 24, 1997 together with B&J, (the "Founding Companies"). Management has also included, therefore, its analysis of certain combined financial information of the Company together with all nine Founding Companies and the Pooled Companies.
     In these discussions, most percentages and dollar amounts have been rounded to aid presentation; as a result, all such figures are approximations. References to such approximations have generally been omitted.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

     These discussions may contain certain forward-looking information and statements concerning the Company's operations, performance, and financial condition, including, in particular, the likelihood of the Company's success in developing and expanding its business. These statements are based upon a number of assumptions and estimates that are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ include, but are not limited to: the availability of attractive acquisition opportunities, the successful integration and management of acquired businesses, improvement of operating efficiencies, the availability of working capital and financing for future acquisitions, the Company's ability to grow internally through expansion of services and customer bases and reduction of overhead, seasonality, the continuation of key supplier relationships, the ability of the Company to compete successfully in the highly competitive and diverse MROP market, the Company's ability to attract and retain key personnel, and other factors discussed in more detail under "Risk Factors" elsewhere in this Prospectus.

RESULTS OF OPERATIONS -- COMBINED

     The following table sets forth certain combined operating data and shows such data as a percentage of net sales for the periods indicated. These combined data include the operating results of B&J together with the results of the other eight Founding Companies and the Pooled Companies, on a combined basis, for the entire periods presented.

                                                         YEAR ENDED DECEMBER 31,
                                          ------------------------------------------------------
                                                1997               1996               1995
                                          ----------------   ----------------   ----------------
                                                          (DOLLARS IN THOUSANDS)
Net Sales...............................  $332,169   100.0%  $290,486   100.0%  $265,444   100.0%
Cost of Sales...........................   255,777    77.0    222,370    76.6    203,728    76.7
                                          --------   -----   --------   -----   --------   -----
Gross Profit............................    76,392    23.0     68,116    23.4     61,716    23.3
Selling, General, and Administrative....    67,347    20.3     61,897    21.3     55,957    21.1
                                          --------   -----   --------   -----   --------   -----
Operating Income........................  $  9,045     2.7%  $  6,219     2.1%  $  5,759     2.2%
                                          ========   =====   ========   =====   ========   =====

     These combined operating data for the periods prior to the acquisition and combination of the Founding Companies by IDG (the "Combination"), effective as of September 24, 1997, may not be indicative of the Company's post-Combination operations for several reasons. The Founding Companies operated as separate privately owned entities until the Combination. Until that time, their results of operations reflect varying tax structures, which in turn have influenced other matters such as owners' compensation. Accordingly, selling, general, and administrative expenses, among other matters, may not be comparable among the individual Founding Companies. As a result of the Combination, the Company has new senior management, incurred implementation costs of the Combination, and has begun to incur amortization expenses from the goodwill associated with the Combination. Moreover, these combined operating data do not represent combined results of operations presented in accordance with generally accepted accounting principles; rather, for all periods prior to September 24, 1997, they are only summations of the respective line items from historical financial information of the individual Founding Companies and the Pooled Companies.

     As a result of the Combination, the Company expects to realize savings from several sources, including (a) increased volume discounts and rebates from vendors, (b) consolidation of certain administrative functions, (c) the reduction in interest payments related to the repayment of certain former Founding Company debt, and (d) its ability to borrow at lower interest rates than the Founding Companies. These savings will be offset, to some extent, by costs related to IDG's holding company structure and costs associated with being a public company. No such anticipated effect is reflected in the combined financial information or the following discussion; only results actually achieved by the Company during the period since September 24, 1997 are reflected.

  1997 Compared To 1996

     Net sales increased $41.7 million, or 14.3%, from $290.5 million in 1996 to $332.2 million in 1997. This increase was attributable, in major part, to an increase in integrated supply and other specialized services supply contract sales. In addition, new customers and existing customers increased orders.

     Cost of sales increased $33.4 million, or 15.0%, from $222.4 million in 1996 to $255.8 million in 1997, primarily as a result of increased sales during the latter period. As a percentage of net sales, cost of sales also increased slightly, from 76.6% to 77.0%, due to a change in product mix and certain large sales to a few customers at lower margins.

     Selling, general, and administrative expenses increased $5.4 million, or 8.8%, from $61.9 in 1996 to $67.3 million in 1997. The increase is attributable to the higher volume of business, start-up costs associated with new integrated supply contracts, salary increases, and related benefits. In addition, the Company incurred increased professional fees and costs associated with establishing and staffing a corporate office during the 1997 period. As a percentage of net sales, however, selling, general, and administrative expenses decreased 1.0% from 1996 to 1997.

     Operating income increased $2.8 million, or 45.4%, from $6.2 million in 1996 to $9.0 million in 1997. As a percentage of net sales, operating income increased from 2.1% in 1996 to 3.1% in 1997.

  1996 Compared To 1995

     Net sales increased $25.1 million, or 9.4%, from $265.4 million in 1995 to $290.5 million in 1996. The increase is attributable to an increase in all revenue categories. In addition, price increases and an acquisition at the end of 1995 contributed to increased revenues. These factors were offset by the loss of revenues to one large customer due to a change in their billing arrangement.

     Cost of sales increased $18.7 million, or 9.1%, from $203.7 million in 1995 to $222.4 in 1996, primarily as a result of increased sales. As a percentage of net sales, however, cost of sales decreased from 76.7% in 1995 to 76.6% in 1996. The decrease was primarily due to a higher margin product mix, increased margin as a result of the change in the billing arrangement with the customer discussed above, and increased vendor rebates.

     Selling, general, and administrative expenses increased $5.9 million, or 10.6%, from $56.0 million in 1995 to $61.9 million in 1996. This increase is attributable to the higher volume of business, start-up costs associated with new integrated supply contracts, and salary increases. As a percentage of net sales, these expenses increased from 21.1% in 1995 to 21.3% in 1996. The increase was primarily due to higher start-up costs associated with new specialized services and integrated supply contracts and an increase in infrastructure including technological upgrades and enhancements needed to support increased volume.
     Operating income increased $460,000, or 8.0%, from $5.8 million in 1995 to $6.2 million in 1996. As a percentage of net sales, operating income decreased from 2.2% in 1995 to 2.1% in 1996.

RESULTS OF OPERATIONS -- HISTORICAL

     The following table sets forth certain operating data of the Company (which, pursuant to the requirements of SAB 97, are based on the historical financial results of B&J for the periods prior to September 24, 1997, and include the other eight Founding Companies only for the period from September 24, 1997) and shows such data as a percentage of net sales for the periods indicated:

                                                  YEAR ENDED DECEMBER 31,
                                    ----------------------------------------------------
                                          1997              1996              1995
                                    ----------------   ---------------   ---------------
                                                   (DOLLARS IN THOUSANDS)
Net Sales.........................  $153,218   100.0%  $68,266   100.0%  $59,944   100.0%
Cost of Sales.....................   117,726    76.8    52,774    77.3    45,763    76.4
                                    --------   -----   -------   -----   -------   -----
Gross Profit......................    35,492    23.2    15,492    22.7    14,181    23.6
Selling, General, and
  Administrative..................    31,595    20.6    14,649    21.5    13,281    22.2
                                    --------   -----   -------   -----   -------   -----
Operating Income..................  $  3,897     2.6%  $   843     1.2%  $   900     1.4%
                                    ========   =====   =======   =====   =======   =====

  1997 Compared To 1996

     Net sales increased $84.9 million, or 124.3%, from $68.3 million in 1996 to $153.2 million in 1997. This was due primarily to the contributed revenue of the other eight Founding Companies following the Combination on September 24, 1997, but it also reflects increased international sales and sales to a large customer by B&J during the period.

     Cost of sales increased $64.9 million, or 122.9%, from $52.8 million in 1996 to $117.7 million in 1997. The increase is primarily due to the substantial increase in sales, which reflected primarily the effect of the Combination discussed above. As a percentage of net sales, cost of sales decreased from 77.3% in 1996 to 76.8% in 1997. The decrease was primarily due to a higher margin product mix and increased vendor rebates.

     Selling, general, and administrative expenses increased $16.9 million, or 116.4%, from $14.6 million in 1996 to $31.6 million in 1997, which reflected primarily the effect of the Combination discussed above. Selling, general, and administrative expenses decreased from 21.5% to 20.6%. B&J's selling, general, and administrative expenses as a percentage of net sales decreased from 1996 to 1997 due to the ability of B&J to use its existing corporate overhead levels to accommodate increased sales.
     Operating income increased $3.1 million, or 157.0%, from $.8 million in 1996 to $3.9 million in 1997. Operating income as a percentage of net sales increased, however, from 1.2% in 1996 to 2.6% in 1997.

  1996 Compared To 1995

     Net sales increased $8.4 million, or 14.1%, from $59.9 million in 1995 to $68.3 million in 1996. This increase was attributable to increased sales to B&J's aerospace and international customers.

     Cost of sales increased $7.0 million, or 15.5%, from $45.8 million in 1995 to $52.8 million in 1996. As a percentage of net sales, cost of sales increased from 76.4% in 1995 to 77.3% in 1996. The increase was primarily due to a change in product mix.

     Selling, general, and administrative expenses increased $1.3 million or 1%, from $13.3 million in 1995 to $14.6 million in 1996. As a percentage of net sales, however, selling, general, and administrative expenses decreased from 21.5% in 1995 to 20.8% in 1996. The decrease was primarily due to the ability to support increased sales volume with the existing infrastructure.

     Operating income was basically unchanged from 1995 to 1996. Operating income as a percentage of net sales decreased from 1.4% to 1.2% in 1996.

YEAR 2000

     The Company has hired outside consultants to assess the impact of Year 2000 on its information technology ("IT") systems and its non-systems IT functions and processes involving embedded chip technology. In addition, the Company hired in August 1998 a Chief Information Officer to direct its IT functions and activities, including spearheading its Year 2000 inventory and correction efforts.

     All inventories of IT systems of the Company as of September 1, 1998 are substantially complete and in the process of being validated. The Company found date deficiencies in the IT systems of several of its subsidiaries, and has replaced one system and is in the process of replacing the other deficient systems. The Company is conducting an inventory of its non-systems IT functions and processes. Overall, project plans call for the completion of the correction of Year 2000 problems in both IT systems and non-systems IT functions and processes of the Company during 1999. The Company has surveyed its banks, payroll, and benefits vendors and administrators to determine the status of their Year 2000 compliance programs and has received (or reasonably expects to receive) written representations from those vendors that their systems will be Year 2000 compliant. In addition, the Company is in the process of surveying customers with whom it engages in electronic commerce ("e-commerce") to determine the status of their Year 2000 compliance programs.

     The Company currently believes that its most reasonably likely worst case Year 2000 scenario is the inability of its IT system to interface with the IT systems of its subsidiaries or its customers with whom it engages in e-commerce. In the first scenario, the Company's ability to effectively consolidate the affected subsidiary's financial condition and results of operations with the Company's other subsidiaries could result in incomplete financial reporting. In the second scenario, the Company's manner of receiving orders from customers that order electronically would be adversely affected.

     The Company is developing contingency plans to ensure that it can address aspects of these and other of its operational systems that could be affected by Year 2000 issues. For example, should the Company's customers' e-commerce systems fail to integrate with the Company's systems due to date deficiencies or should the Company's IT links to its subsidiaries be disrupted, the Company will utilize telephone or facsimile communication.

     Based on the Company's Year 2000 work to date, the Company's total costs (historical plus estimated future costs) of addressing Year 2000 issues are currently estimated to be in the range of $250,000 to $500,000, of which less than $100,000 has been incurred. Such amounts do not include the purchase and implementation by the Company of an enterprise-wide IT system, expected to be completed in 1999, which the Company expects to be Year 2000 compliant. The Company's purchase of the enterprise-wide IT system is part of its continuing effort to implement system-wide controls and efficiencies and standardize processes, rather than being a result of Year 2000 issues.

     For further discussion regarding the Year 2000, see disclosure under "Risk Factors" in the Company's Form 10-K for the year ended December 31, 1997.

LIQUIDITY AND CAPITAL RESOURCES

     As of July 31, 1998, the Company had $3.3 million of cash and cash equivalents, $69.7 million of working capital, and an aggregate of $71 million of borrowing capacity under a revolving credit facility for $75 million with a syndicate of commercial banks ("the Credit Facility"). At December 31, 1997, these amounts were $31.4 million, $77.6 million, and $75 million, respectively.

     The Credit Facility has a three-year term from December 11, 1997, may be used for operations and acquisitions, and provides $5 million each for swinglines and letters of credit. Amounts outstanding under the Credit Facility bear interest at either the lead bank's corporate rate or LIBOR, plus applicable margins, as selected by the Company from time to time. The Company incurs a fee between 20 and 30 basis points on the average daily unused capacity during the term. The Credit Facility is secured by the stock of all the subsidiaries of the Company.

     The principal operating capital requirements of the Company are for inventory and accounts receivable and purchasing and upgrading property and equipment. The Company also has implemented an acquisition program to pursue strategic consolidation opportunities in the fragmented MROP industry, and while it expects to fund such acquisitions primarily through the issuance of stock, the Company expects that it will also use cash in connection with certain of its acquisitions. The Company believes that it will have sufficient cash from working capital, cash flow from operations, and borrowings, including use of available capacity under the Credit Facility, to fund both its current operations and anticipated internal expansion, as well as its acquisition program for at least the next year.

     On an historical basis (consistent with the requirements of SAB 97), net cash provided by (used in) operating activities for fiscal years 1997, 1996 and 1995 was ($1.8 million), $124,000 and $527,000 respectively. The change was principally due to increases in working capital requirements for inventory and accounts receivable, and changes in accrued liabilities.

     On an historical basis, net cash provided by (used in) investing activities was primarily attributable to cash of the other eight Founding Companies acquired in the Combination, capital expenditures, and proceeds from the sale of short-term investments. For fiscal years 1997, 1996 and 1995 net cash provided by (used in) investing activities was $1.7 million, ($26,000) and ($567,000), respectively.

     On an historical basis, net cash provided by financing activities for fiscal years 1997, 1996 and 1995 was $30.0 million, $418,000 and $483,000, respectively. The change was principally due to the completion of the Company's initial public offering on September 29, 1997 for $56.6 million of net proceeds and the use of a portion of those proceeds for the repayment of substantially all amounts outstanding under existing lines of credit of the Founding Companies.